EXHIBIT 10.7

November 12, 1999


Clyde A. Heintzelman
15105 Sunflower Court
Rockville, MD  20853

Dear Clyde:

         This will confirm our agreement regarding the terms and conditions of your transition from employment by Savvis.

         1. You have resigned your position as President and Chief Executive Officer of Savvis, and terminated your employment by that company, effective on the date of this letter.

         2. You and Savvis, guaranteed by Bridge, will continue to fulfil our respective obligations under those portions of your employment agreement with Savvis, dated December 4, 1998, that remain in effect after termination of your employment, as though you had been terminated without cause. These include, without limitation, Savvis' obligation to pay you twelve months of salary continuation and a pro rata bonus for 1999 in an amount determined by Savvis in its discretion but in any event not less than 25% of salary, and your undertakings regarding confidential information and restrictions on your post-employment activities. In addition, Savvis will continue your salary through December 3, 2000, the original expiration date of your employment agreement.

         3. You will be elected to the board of directors of Savvis for a one-year term that will expire in November of 2000. During this one-year term you will not be separately compensated for board service. You may be nominated to serve additional terms on that board at the discretion of the Nominating Committee.

         4. So long as you serve on the board of directors of Savvis you will continue to be eligible to participate in Savvis' benefit plans as though you remained an employee of the company.

         5. You have exchanged the options to purchase Savvis stock granted prior to Bridge's acquisition of Savvis into options to purchase stock of Bridge, and have been granted additional options to purchase stock of Bridge. You have elected to convert all your Bridge options into options to purchase

November 9, 1999
Clyde A. Heintzelman
Page 2 of 2

              stock of Savvis. All of these options are fully vested and will remain in effect in accordance with their terms.

         6.   You have  also been  granted  fully  vested  options  to  purchase
              100,000 shares of Savvis at $0.50 per share. Shares acquired through the exercise of these options will be restricted from sale for twelve months from the date of this letter, provided that you may transfer such shares to family members, directly or in trust, subject to acceptance of this restriction by the transferee.

         7. You will assist in the transition of leadership of Savvis. You will also, in your communications with employees, customers and others, continue to express support for the company and its business, help to ensure the company's ability to retain its key employees, and avoid disparaging the company, its prospects or its new leadership. To the extent requested by Savvis you will advise the new management team on issues regarding development of the business.

         8. You hereby release Savvis, Bridge and their employees and directors of all claims arising from your employment, including claims arising under any applicable federal or state anti-discrimination statutes. You agree to cooperate with Savvis and its counsel with regard to any legal matters that relate to business you conducted on behalf of Savvis.

         9.   You  agree  that  the  terms  and  conditions  of  this  agreement
              constitute   Confidential   Information   under   you   employment
              agreement.

If this letter correctly sets forth our agreement, please countersign and return the enclosed copy.

Sincerely,                                            Accepted and agreed

/s/:  Robert A. McCormick
-------------------------
Robert A. McCormick                                  /s/:  Clyde A. Heintzelman
Chief Executive Officer                              ---------------------------
                                                     Clyde A. Heintzelman